EXHIBIT 10.1

September 20, 2017

PRIVATE AND CONFIDENTIAL

HelpComm, Inc.

8760 Virginia Meadows Drive

Manassas, VA 20109

Re:    Non-Binding Letter of Intent

Dear Johnny:

This non-binding preliminary letter of intent is intended to summarize the principal terms of a proposed acquisition (the “Acquisition”) by Bravatek Solutions, Inc. or a nominee thereof (“Buyer”) of all of the issued and outstanding capital stock of Helpcomm, Inc. (“Target,” and together with Buyer and the Stockholders (as defined below), the “Parties”).

1. Basic Terms. Subject to completion of due diligence with respect to Target, we anticipate that the basic terms of the Acquisition will be as set forth in the attached non-binding term sheet (the “Term Sheet”).

2. Definitive Agreement. The terms of the Acquisition shall be set forth in a definitive purchase agreement which in addition to the terms described in the Term Sheet shall also contain such representations, warranties, covenants (including an appropriate non-compete provision), post-closing indemnities and other terms and conditions as are customary in transactions of this type and size or as are otherwise negotiated by the Parties, including receipt of required regulatory filings and approvals (the “Definitive Agreement”). Prior to signing the Definitive Agreement, Buyer shall have completed its due diligence review of Target to its satisfaction and the satisfaction of its counsel and accountants.

3. Timing. Subject to the Parties’ right to abandon the proposed Acquisition pursuant to paragraph 8 and to Buyer’s conduct of due diligence with respect to Target, the Parties agree to use commercially reasonable efforts to work toward an expedient consummation of the Acquisition. Buyer will commence its due diligence investigation of Target and begin drafting the Definitive Agreement during the week of September 28, 2017. Each Party will use commercially reasonable efforts to execute the Definitive Agreement and close by October 31, 2017.

4. Access. Target and Stockholders shall provide Buyer, through Target’s employees, advisors and other representatives, access to the properties, personnel (including internal and external counsel), books, records and documents (including all records and correspondence concerning ongoing maintenance, warranty or service obligations and any actual or potential litigation) of Target for the purpose of Buyer’s investigation of Target and its properties, business and affairs to the extent reasonably related to Buyer’s interests in the proposed Acquisition. All such information provided by Target and Stockholders to Buyer, pursuant to this section and Buyer’s due diligence, shall be kept strictly confidential and shall not be shared or otherwise disclosed to any third-parties unless agreed to in writing by the parties, required by law, or requested by a regulatory body. The confidentiality provisions contained in this Section 4 shall be separate and distinct from the provisions contained in Paragraphs 5 and 7 below.

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5. Confidentiality. The Parties agree that this Letter of Intent will be kept strictly confidential and neither they, nor their affiliates shall disclose the existence of this Letter of Intent, any of the terms and conditions hereof or discussions concerning the subject matter hereof to parties outside of their respective organizations except in accordance with Paragraph 7 below.

6. Exclusive Dealing. Until the later of (i) 60 days after the date this letter is signed by the Parties or (ii) the date the Acquisition is abandoned in accordance with paragraph 8 herein:

(a) Neither Target nor any of its stockholders (the “Stockholders”) will directly or indirectly, through any representative, minority stockholder, employee, subsidiary or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the acquisition of its assets or business related to Target or any of its subsidiaries, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course); and

(b) Target will immediately notify Buyer regarding any direct or indirect contact between Target, the Stockholders, or any of its or their representatives and any other person regarding any such offer or proposal or any related inquiry.

7. Public Announcements. The proposed Acquisition may be disclosed by Buyer and Target to their respective Boards of Directors, management personnel, legal, accounting and financial advisors, employees and other representatives on a “need-to-know” basis, but neither Party nor its representatives shall make any public disclosure of the proposed Acquisition without the prior written consent of the other Party; provided, that a Party may make such disclosure to others without the consent of the other Party if the disclosing Party reasonably believes, in the opinion of its legal counsel, that such disclosure is required by applicable law and the disclosing Party promptly notifies the other Party of such disclosure and the reason therefor. The Parties will use their reasonable efforts to cooperate with each other in making any disclosures pursuant to the proviso contained in the preceding sentence as to the proposed Acquisition and as to the form and substance of any press releases, announcements and other disclosures.

8. Abandonment; Expenses. Unless and until the Definitive Agreement shall have been executed and delivered by the Parties, the proposed Acquisition may be abandoned by either Target or Buyer, upon written notice to the other, provided no such abandonment shall effect the Parties’ obligations under paragraphs 5 through 8 which shall survive any such abandonment. Each Party shall bear its own expenses incurred in connection herewith (including the fees and expenses of its attorneys, accountants and advisors), and each Party shall indemnify the other from and against any brokers’ or finders’ fees or commissions or similar obligations incurred or alleged to have been incurred by the indemnifying Party in connection with the proposed Acquisition and, in the case of Target, a breach of its obligations hereunder.

9. Binding Effect. Paragraphs 1 through 3 of this letter and the provisions of the Term Sheet do not create, and are not intended to create, any binding legal or contractual obligations on the part of Buyer or Target, but are intended merely to reflect the intention of the Parties to enter into discussions concerning the potential Acquisition on substantially the terms described in the Term Sheet. Upon your acceptance hereof, paragraphs 4 through 10 of this letter are intended to create binding legal and contractual obligations of the Parties with respect to the matters undertaken pursuant thereto.

10. Governing Law. This letter shall be governed by, and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of laws provisions.

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If you are in agreement with the foregoing, please sign and return to the undersigned one copy of this letter, which thereupon will constitute our agreement with respect to its subject matter.

Buyer:

BRAVATEK SOLUTIONS, INC.

By:	/s/ Thomas A. Cellucci
Name:	Thomas A. Cellucci
Title:	CEO

Acknowledged and agreed to:

Target:

HELPCOMM, INC.

By:	/s/ Johnny Bolton
Name:	Johnny Bolton
Title:	President

Stockholders:

/s/ Johnny Bolton
Johnny Bolton

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NON-BINDING TERM SHEET

1. Parties to Definitive Agreement. Bravatek Solutions, Inc., a Colorado corporation, or a direct or indirect wholly-owned subsidiary thereof or any assignee (“Buyer”), Helpcomm, Inc., a Virginia corporation (“Target”), and Target’s stockholders (the “Stockholders”).

2. Stock Purchase. In the Acquisition the Stockholders would sell, and Buyer would acquire, all of the issued and outstanding capital stock of Target (the “Shares”). The Shares would be transferred to Buyer free and clear of all liens and encumbrances.

3. Consideration. The aggregate purchase price for the Shares (the “Purchase Price”) shall be 100,000 shares of Series D Preferred Stock of Buyer (the “Equity Consideration”) payable at closing. Such shares of preferred stock shall be non-voting prior to conversion into common stock, and shall be convertible into 600,000,000 shares of common stock at the holder’s election so long as unissued, unreserved, and authorized common stock is available for issuance and such conversion will not result in holder owning more than 4.99% of the issued and outstanding common stock at such time.

4. Employees. Buyer will make offers of employment to the following employees of Target with the following compensation terms:

Employee	Base Salary	Quarterly Performance Bonuses
Johnny Bolton	$170,000.00

Per quarter, a performance bonus of 10% of quarterly Base Salary shall be paid if (i) sales targets mutually agreed by the parties are met, (ii) realized expenses are at budget or below, and (iii) the budgeted margin percentage is maintained during that quarter. For each incremental 5% increase over sales targets (maintaining expenses and margin), an additional 1% bonus shall be paid.

Johnathan Bolton (son of Johnny Bolton)	$150,000.00

Per quarter, a performance bonus of 10% of quarterly Base Salary shall be paid if (i) sales targets mutually agreed by the parties are met, (ii) realized expenses are at budget or below, and (iii) the budgeted margin percentage is maintained during that quarter. For each incremental 5% increase over sales targets (maintaining expenses and margin), an additional 1% bonus shall be paid.

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5. Indemnification and Escrow. Target and its stockholders shall indemnify Buyer against any losses (a) arising from or related to the operation of Target prior to the closing and (b) arising from any breaches of representations, warranties, covenants and agreements contained in the Definitive Agreement (all of which will survive the closing). Target’s indemnification obligation period will be two years after the closing.

6. Closing Conditions. Buyer’s obligation to consummate the Acquisition will be subject to (i) satisfactory full-time employment terms with Target employees Buyer desires to employ, and (ii) other customary closing conditions.

7. Corporate Approvals. The execution of the Definitive Agreement will be subject to Buyer’s obtaining necessary corporate approvals.

8. Transition. Target and the Stockholders would agree to assist Buyer following the closing to ensure a successful transition of the business.

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